As filed with the Securities and Exchange Commission on May 20, 2020.

Registration No. 333-230631

Registration No. 333-237424

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Post- Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-230631

Post- Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-237424

UNDER
THE SECURITIES ACT OF 1933

ZYLA LIFE SCIENCES

(Exact name of Registrant as specified in its charter)

Delaware	600 Lee Road, Suite 100 Wayne, PA 19087	46-3575334
(State of Incorporation)	(Address of principal executive offices) (Zip Code)	(I.R.S. Employer Identification No.)

ZYLA LIFE SCIENCES

AMENDED AND RESTATED 2019 STOCK-BASED INCENTIVE COMPENSATION PLAN

(Full Title of the Plans)

Todd N. Smith

President and Chief Executive Officer

Zyla Life Sciences

600 Lee Road, Suite 100

Wayne, Pennsylvania 19087

(Name and Address of Agent for Service)

(610) 833-4200

(Telephone Number, Including Area Code, of Agent for Service)

With a Copy to:

David S. Rosenthal, Esq.
Dechert LLP
1095 Avenue of the Americas
New York, New York 10036
(212) 698-3500

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (the “Registration Statements”), filed by Zyla Life Sciences, a Delaware corporation (the “Registrant”), with the U.S. Securities and Exchange Commission:

•	Registration Statement No. 333-230631, filed on March 29, 2019, pertaining to the registration of 2,150,000 shares of Common Stock (defined below) issued or issuable under the Zyla Life Sciences Amended and Restated 2019 Stock-Based Incentive Compensation Plan; and
•	Registration Statement No. 333-237424, filed on March 27, 2020, pertaining to the registration of 1,300,000 shares of Common Stock (defined below) issued or issuable under the Zyla Life Sciences Amended and Restated 2019 Stock-Based Incentive Compensation Plan.

On May 20, 2020, pursuant to the Agreement and Plan of Merger, dated as of March 16, 2020 (the “Merger Agreement”), by and among the Registrant, Assertio Therapeutics, Inc., Assertio Holdings, Inc. (“Parent”), Zebra Merger Sub, Inc., a wholly-owned subsidiary of Parent (“Merger Sub”) and Alligator Merger Sub, Inc., Merger Sub merged with and into the Registrant, with the Registrant continuing as the surviving corporation (the “Merger”). As a result of the Merger, the Registrant became a wholly-owned subsidiary of Parent.

As a result of the Merger, the Registrant has terminated all offerings of the Registrant’s common stock, par value $0.001per share, pursuant to the Registration Statement. Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering, the Registrant is filing the Post-Effective Amendments to deregister all such securities of the Registrant registered under the Registration Statements that remain unsold as of the effective time of the Merger, if any. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities and the Registrant hereby terminates the effectiveness of each Registration Statement.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing these Post-Effective Amendments on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Wayne, Commonwealth of Pennsylvania, on this 20th day of May, 2020.

ZYLA LIFE SCIENCES

By:	/s/ TODD N. SMITH
Todd N. Smith
President and Chief Executive Officer